News Release

Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com


Media Contact:
Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


UNISYS ELECTS LEE D. ROBERTS TO BOARD OF DIRECTORS

BLUE BELL, Pa., May 26, 2011 - Unisys Corporation (NYSE: UIS) announced today that Lee D. Roberts has been elected to the Unisys Board of Directors and appointed to the Compensation Committee of the Board.

Roberts is CEO and president of BlueWater Consulting, LLC, a high-tech management consulting company. Prior to that, he was general manager and vice president for Document, Content and Business Process Management at IBM Corporation. Roberts was with FileNET Corporation from 1997 until its acquisition by IBM in 2006, serving as its chairman and CEO from 2000 to 2006, its president and CEO from 1998 to 2000 and its president and chief operating officer from 1997 to 1998. Prior to FileNET, Mr. Roberts spent twenty years at IBM, where he held numerous senior management, sales and marketing roles.

"We are excited to have Lee join the Unisys Board of Directors," said Unisys Chairman and Chief Executive Officer Ed Coleman. "Lee brings deep understanding of the IT industry, technology trends and customer requirements to our Board and we look forward to benefiting from his leadership and insights."

Roberts is also a director of QAD Inc.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 23,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.
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RELEASE NO: 0526/9044

Unisys is a registered trademark of Unisys Corporation. All other brands and
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